[LOGO]
                           Western Plains Energy, LLC

                       GENERAL ANNOUNCEMENT TO ALL MEMBERS

 The Board of Directors for Western Plains Energy L.L.C. would like to inform all of our investors that our Annual Meeting will be March 1st, 2005. This is an informal notification to give you time to plan on attending this meeting. It will be held at the Oakley High School Auditorium in Oakley Kansas beginning at 7:00 PM.

 As of the required filing date for the proxy no candidates, other than the present board members, had notified Western Plains Energy, LLC or the Board of Directors of their intent to run for the board. The Board of Directors has made provisions for any interested party to be a write in candidate.

 Thank you and we look forward to seeing you March 1st.








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   Western Plains Energy, LLC. 3022 County Road 18 . Oakley, Kansas 67748-6064


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                                                                    January 2005


[LOGO]                      Western Plains Energy, LLC
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INSIDE THIS ISSUE:
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Dividend Payments       1
Grain Vs. Production    1
Commodities Dept.       2
Quality Control         3
Board President News    4
Expansion Update        4
Pictures                5
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                             DIVIDEND PAYMENTS PAID

As you all know, dividend checks were mailed and should be received by now. We paid $500 per unit to our investors, a 10% cash return. Remember, you have an HPIP and Small Producer Tax Credit coming as well. This will be reflected in your K-1's. We do need your help, if anyone knows of an investor that has not received there check, please notify us to remedy the problem. The staff triple checked the investor list to assure accuracy of the mailing, however, sometimes our investors move and don't let us know. Please Contact: Debbie Nelson our Administrative Assistant at 785-672-8810. One of her many job responsibilities is to take care of the investors and investor files. Her e-mail address is dnelson@wpellc.com, if she is not available contact myself at mjerhart@wpellc.com. We will make every effort to remedy the problem. Thank you for taking the risk to make this all possible, the future looks great for our company.

                              GRAIN VS. PRODUCTION

Everyone knows we make ethanol from grain. Grain quality is one of the biggest factors of yield in an ethanol plant, but the least thought about. The quality, moisture, test weight, and starch content are all variable factors. We run the grain through a hammer mill and then conveyer it into the slurry tank to start the cooking process and forget about it. However through the mills we get a wide range of particle size and inconsistency that often times is ignored. Too large of grind makes it hard to convert and makes the process inefficient. Too fine of grind and the slurry balls up and makes pumping very difficult. How can we truly measure yield without knowing the quality of grain we are bringing into the plant. High moisture grain is hard to grind and particle size is inconsistent. We dock for high moisture, but how do we know that what we are docking makes up for the loss of production. We recognize that we cannot be too picky at times about what we take based on supply and mother nature. In the lab we are currently looking at ethanol production compared to grain quality and particle size. If we know how the grind reacts in our process, we can engineer a way to gain the most benefit from the grain we buy. There is much more to ethanol production than many people realize and our objective is to look at all the possibilities to produce as much ethanol as possible.

Joe Kreutzer

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                      NEWS FROM THE COMMODITIES DEPARTMENT

Happy Anniversary and Holidays! Believe it or not, by the time your read this, we will be nearing our one year production anniversary at Western Plains Energy. What a year it has been! For the employee group, it has been amazing to see the transformation from a group of employees hoping they could get the job done, to a group now that knows how to get it done. It has been fun to witness. As we enter into the holiday season and complete our first year as an ethanol producer, it is important to reflect on just a few of the things that we are thankful for:

We are thankful that this past year we witnessed record highs in the energy markets that helped offset the affects of 8 year highs in the grain market. I won't say that it all hasn't happened without some "drymouth" moments, but it has been a rewarding time and we have all gained some important experience. Fortunately for the plant "mother-nature" treated most of the country to favorable growing conditions for fall crops and the markets have broken back $1.50 a bushel from their summer highs. This break in price has more than offset the reduced values we are seeing in ethanol and the future looks bright for your company.

We are thankful for quality marketing partners for both our ethanol and distillers grains. Your company is connected with some of the premier people in their respective fields. They have done a wonderful job of opening new markets and advancing your companies interest in securing long term trading partners. We can do a great job in producing products for sale, but if we can't find quality buyers who value the products we produce, we are doomed for a short existence.

We are thankful for a dedicated, hard working group of employees. As I stated before, we started out with very little knowledge about producing ethanol, but with a determination to learn. They have surpassed everybody's expectations. Everyone takes pride in running a clean, well maintained, professional operation that can be viewed as one of the premier plants in the country.

We are thankful for a board of directors who have given their insight, time and wisdom. They have been dedicated in ensuring that this company is equipped and positioned to be a leader in the industry. We are thankful for all of the investors who could visualize the dream that was this company prior to ever producing a gallon of ethanol. And lastly, we are thankful that we live in a Free, God fearing country that encourages independent thinking. We are thankful for the troops who are representing our ideals and freedoms around the globe. May all of you have a blessed new year!

Eric Sperber
Commodities Manager


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Western Plains Energy, LLC                                                Page 3
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                                 QUALITY CONTROL


So many new and exciting happenings! With the plant undergoing an expansion, and a new year fast approaching it's been difficult to look back when all eyes are looking forward.

WPE has been up and running for 11 months now and every member of the plant has done an outstanding job keeping the process in line and operating smoothly. So well in fact, that the lab has had some time to squeeze in a little R&D on the side. Currently, we've run four fermentation tests, each with different variables at various stages in the process, and even though our trials have been far from conclusive we have commonly found ourselves intrigued by the results. And as it would happen our intrigue has spurred our enthusiasm...and such is the circle of life. Once the mind is entertained there is no going back. We look forward to the countless hours of R&D ahead of us, and are optimistic about finding our diamond in the rough.

The lab has been equipped with a few new tools to assist us in quality control. We have acquired new software that allows us to monitor the water flow through the boiler and cooling tower. We now have a sonic sifter that we use for grain analysis. This machine gives as a more accurate reading of how the hammer mill screens are doing, and because it sifts the grain without human intervention it is also more reliable. And we have just received a monitor that we will connect to a camera attached to our microscope. We will primarily be using this to get the plant operators and the lab personnel on the same page for the yeast counts, but it will also be used occasionally during tours so our visitors can see what yeast cells actually look like.

Happy Holiday's!

Tammy Nelson

Lab Manager

                                     [PHOTO]

                    Inside new beer well as it is being built
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                          NEWS FROM THE BOARD PRESIDENT


I'm sure by now everyone has had a chance to enjoy the first of hopefully many dividend checks from your investment in Western Plains Energy. Albeit a little ostentatious on my part, I hope some of you have had the opportunity to mention how things are going to some of the local naysayers. You should be very proud of what you helped to create and pleased to see some of the beginning rewards of what we all have been anticipating. Western Plains Energy is truly a bright spot in Northwest Kansas if not the brightest spot.

The board of directors met on November 16, 2004 and reviewed the audited Balance Sheet with our accounting firm. As you know we have changed our fiscal year end to September 30th in order to get the audit done and get the K-1's out in a more timely fashion. In looking at our financials from one year ago, September 30, 2003 shareholder equity has increased from $19,107,990 to $25,058,988. This is an increase of $5,950,998 or a 31.1% increase in book value. Another way to look at this is to consider that each share initially cost $5,000; there are 4080 shares outstanding, which means the initial equity from the shareholders was $20,400,000. Today those same shares have a book value of $6,141.91 each. This is a 22.8% increase of the initial purchase price.

At the same meeting we also reviewed our audited Income Statement.   As of
September 30, 2004 we had net income of $6,248,375. This is after only a little over 8 months of production! In addition to the net income we have been accelerating our depreciation on all but a few of the initial capital costs. This was to take advantage of the tax laws while the CCC payments were at their highest. When you add in depreciation and amortization to our net income you get a cash profit of $11,188,611. This is unheard of in any start up business except for today's ethanol business. To qualify this further this is a ROI (return on investment) of 54.8% and a ROA (return on assets) of 27.11%. As you can tell this type of financial performance is more exciting to me than discovering a new way to propagate yeast. If you look at all the returns per share in this first eight months of operation the numbers get even more interesting. When you add the 10% cash dividend, the 5% federal tax credit and the 20% state tax credit (both of which we have applied for), the 31.1% increase in book value, well, I think you can do the math from here. This type of performance does not happen by accident. I am convinced that ICM Technology and support are the best in the industry. I've said it before and I'll say it again, we have a management and production team that is second to none. Thank you for your faith in the project and congratulations on your investment.

Jeff Torluemke
Board President

                                EXPANSION UPDATE


As reported in our last newsletter the Board of Directors made the decision to expand the plant to produce 40 million gallon plus of ethanol per year. That project is underway and ahead of schedule. We anticipated beginning that rate of production January 20th of 2005, now it looks like we are about two weeks ahead of schedule. Good news for investors, this will give us several days more of increased production to take advantage of the great ethanol prices we are experiencing now. The expansion involved adding another centrifuge to separate the mash into liquid and distiller's grain. We also added a new 750,000 gallon beer well; the old beer well will be converted into a fermenter. The cooling tower was expanded to include a third cooling cell, this will be a huge help this summer during those hot days. Numerous heat exchangers and pumps are being changed or upgraded. Electrical upgrades were done to accommodate the additional equipment installed. Lots of work, but once again ICM has exceeded our expectations and completed the expansion ahead of schedule. This further proves the fact that your Board members chose the right engineering company to build this plant.


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Western Plains Energy, LLC                                                Page 5
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                                     [PHOTO]

                            New beer well foundation



                                     [PHOTO]
                         Mixer going into new beer well


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                                  [Back Cover]


[WPE LOGO]          3022 County Road 18                        Presorted
                    Oakley, KS 67748                           Standard
                    Phone: 785-672-8810                        U.S. Postage Paid
                                                               GRINNELL, KS
        Western Plains Energy, LLC                             Permit NO. 5
           "Fueling the Future"